Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498   LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

December 15, 2025

Bank of Montreal,

 100 King Street West,

1 First Canadian Place,

 Toronto, Ontario,

  Canada M5X 1A1.

Ladies and Gentlemen:

We are acting as counsel to Bank of Montreal, a Canadian chartered bank (the “Bank”), in connection with the issuance and delivery of US$750,000,000 principal amount of the Bank’s 4.100% Fixed/Floating Rate Senior Notes due 2027 (the “Notes”). The Bank filed with the Securities and Exchange Commission, on March 3, 2025, a registration statement on Form F-3 (File No. 333-285508), as subsequently amended on March 25, 2025 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of up to US$75,000,000,000 aggregate amount of securities of the Bank, including the Notes. The Notes are being issued pursuant to the Indenture, dated as of January 25, 2010, as supplemented by the First Supplemental Indenture thereto, dated as of September 23, 2018, between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the Fifth Supplemental Indenture thereto, dated as of August 14, 2025 (collectively, the “Indenture”), among the Bank, the Trustee and The Bank of New York Mellon.

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to Section 301(b) and Section 1601(a) of the Indenture (and the corresponding provisions in the Notes), which are governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Bank is duly organized, validly existing and in good standing under the laws of Canada, that all corporate action by the Bank related to the Notes was duly authorized as a matter of Canadian law, that the Indenture has been duly authorized, executed and delivered by the Bank insofar as the laws of Canada are concerned, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP